UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

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[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials


                        Duck Head Apparel Company, Inc.
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                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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

                         DUCK HEAD APPAREL COMPANY, INC.

                                      LOGO

                                                                October 27, 2000


                DON'T LET BETTIS RAINSFORD SNATCH THE FULL VALUE
                     OF YOUR DUCK HEAD INVESTMENT FROM YOU.
                           VOTE YOUR WHITE PROXY TODAY


DEAR DUCK HEAD APPAREL SHAREHOLDER:

      As you may know by now, Bettis C. Rainsford, a disgruntled director of Duck Head Apparel, who was not nominated by your Board for re-election, has launched a proxy fight in an attempt to take control of your Company's Board of Directors at our November 8th Annual Meeting. Rainsford will be mailing proxy materials and a proxy card to you soon, asking you to support his slate of eight hand-picked nominees in opposition to management's slate for election to the Board. We strongly urge you to ignore any mailings you may receive from Rainsford.

      We urge you to return the WHITE proxy card in support of management's nominees that we have included with this mailing. You should already have received a WHITE management proxy card along with our proxy statement that was mailed to you on or about October 16th.

            MANAGEMENT'S TURNAROUND PLAN IS SHOWING TANGIBLE RESULTS.

      Rainsford has commenced his proxy fight, which will be costly and disruptive to management, at a critical time in the Company's financial history. Your current Board and management is implementing a successful turnaround plan that has returned Duck Head to operating profitability after a significant operating loss in the fiscal year ended July 3, 1999.

     A RECENT MAJOR ACHIEVEMENT FOR THE COMPANY HAS BEEN THE HIRING OF A NEW PRESIDENT AND CHIEF OPERATING OFFICER, WILLIAM V. ROBERTI, WHO, IN JOINING THE MANAGEMENT TEAM, BRINGS SIGNIFICANT INDUSTRY EXPERIENCE TO DUCK HEAD. Most recently, Mr. Roberti was CEO of Plaid Clothing Group, Inc. and was President and CEO of Brooks Brothers, Inc. for 7 years.

      We are also pleased to report a number of other achievements, which are a direct result of our focus on operating improvements and inventory reduction. Specifically, in our first quarter that ended September 30, 2000, the Company reported:

     o OPERATING INCOME OF $731,000, ALMOST TWICE AS MUCH AS OPERATING INCOME OF $372,000 IN THE FIRST QUARTER A YEAR AGO.

     o Gross profit of 38.7% of net sales, compared with 30.7% in the first quarter a year ago.

     o INVENTORIES OF $14.3 MILLION, A SHARP REDUCTION FROM INVENTORIES OF $17.8 MILLION ON JULY 1, 2000.

     o Cash on hand of $2.6 million, which doubled from $1.3 million as of July 30, 2000.

            MANAGEMENT'S NOMINEES ARE EXPERIENCED AND INDEPENDENT AND
                    HAVE A SIGNIFICANT STAKE IN YOUR COMPANY

      Other than myself, no member of the current board and none of our nominees is employed by Duck Head. All other board members and nominees are independent--they are neither officers nor employees of the Company and have no material business relationship with Duck Head. IN ADDITION, AS MAJOR SHAREHOLDERS, THE INTERESTS OF MANAGEMENT'S NOMINEES ARE CLEARLY ALIGNED WITH YOURS--THEY (TOGETHER WITH RELATED ENTITIES) COLLECTIVELY OWN APPROXIMATELY 22 PERCENT OF THE COMPANY'S OUTSTANDING SHARES. Our nominees are also all respected and capable executives who together have a combined total of 84 years of management experience in the textile and apparel industry.


            WHY IS RAINSFORD TRYING TO GAIN CONTROL OF THE BOARD NOW?

      Clearly, Duck Head is on the right track and has lots of momentum, which the market and the investment community have yet to fully recognize. In our view, Rainsford is trying to gain control of Duck Head's Board when the stock is still undervalued.

      THE RAINSFORD NOMINEES DISCLOSE NO PLAN FOR YOUR COMPANY. THEY DO NOT TELL YOU HOW THEY WILL MANAGE DUCK HEAD'S COMPLEX OPERATIONS.

      We are concerned that if Rainsford and his colleagues take control of your Board, they may try to sell your Company to a corporation owned by Talmadge Knight, the CEO and controlling shareholder of Knight Textile, and one of Rainsford's nominees for election, or to another party, at what your Board regards as a "fire sale" price.

      This would benefit Messrs. Rainsford and Knight, but not you or other Duck Head shareholders. Our conclusion stems from the following:

o Knight, who acquired his Duck Head shares just this month, has already publicly stated that he plans to support the Rainsford nominees.

o KNIGHT IS FUNDING HALF OF THE COSTS OF THIS COSTLY PROXY CONTEST, AS WELL AS HALF THE COSTS OF THE PROXY CONTEST AT DELTA APPAREL.

o Rainsford has pledged a substantial percentage of his Duck Head holdings and 98% of his holdings in Delta Apparel, Inc. to secure personal loans.

o If Rainsford can cash out his investment in Duck Head as soon as possible, he can pay down his significant personal loans.

o WITH THE COOPERATION AND ASSISTANCE OF HIS LONGTIME BUSINESS ASSOCIATE, TALMADGE KNIGHT, RAINSFORD IS MOVING FORWARD WITH A PLAN TO ATTEMPT TO FACILITATE THE QUICK SALE OF DUCK HEAD.

o One way to accomplish a quick sale would be to make Duck Head's price attractive to Knight and his apparel company, which would give Rainsford immediate liquidity.

      Clearly such a scheme would be in their best interests, but what about yours and those of all other Duck Head shareholders?


                    DON'T BE FOOLED BY RAINSFORD'S ATTACK ON
                THE OUTSTANDING PURCHASE RIGHT AND HIS ATTACK ON
                            MANAGEMENT'S COMPENSATION

      Rainsford's preliminary proxy materials mislead you about my right to purchase Duck Head shares. Don't be fooled. We believe this is just Rainsford's attempt to distract you from the issues at hand.

      You should know that I was granted an option in March 1999 to purchase up to 1,000,000 shares of Duck Head, originally at $10 per share. In October 1999, the exercise price was recalculated to be the average of the closing trading prices of Duck Head common stock for a six-month period following its spin-off from Delta Woodside Industries, Inc. As of October 5th, this price was $1.11 per share.

      Mr. Rainsford misleadingly contends that the exercise of the purchase right would cost the Company $8,890,000, if exercised at $1.11 per share. IN FACT, THE EXERCISE WOULD BENEFIT THE COMPANY BY GENERATING MORE THAN $1 MILLION CASH.

      Rainsford's preliminary proxy materials also attack the directors' and management's compensation plan. Your Board believes that the Company's current management compensation structure is in line with industry standards and is needed to retain key employees in the current environment. Incredibly, Mr. Rainsford attacks the directors' compensation despite the fact that Rainsford himself voted for such compensation as a director. You should also know that as Mr. Roberti increases his role in the Company, I intend to scale back my responsibilities and reduce my compensation accordingly.

          YOU NEED A BOARD THAT WILL WORK FOR ALL SHAREHOLDERS.
                    SUPPORT MANAGEMENT'S NOMINEES BY VOTING
                             YOUR WHITE PROXY TODAY.

      Remember--all you need to do to support management's nominees is to vote the enclosed WHITE proxy and to ignore any proxy materials from Rainsford and his nominees.

          DO NOT GIVE RAINSFORD THE OPPORTUNITY TO GAIN CONTROL OF YOUR
             COMPANY WITHOUT PAYING YOU A PENNY FOR THAT PRIVILEGE.

      The annual meeting is November 8th. Vote your WHITE proxy today!

     We appreciate your support of Duck Head Apparel and its nominees for election to the Board. On behalf of Duck Head's nominees,

                                            Sincerely,


                                            /s/ ROBERT D. ROCKEY

                                            Chairman, President and
                                            Chief Executive Officer





                                    IMPORTANT

o Please sign, date and return the enclosed WHITE proxy card today in the postage-paid envelope provided.

o DO NOT sign any proxy card that you may receive from Bettis Rainsford, even as a protest vote. If you return the proxy card, even as a vote "against" the Rainsford nominees, it may revoke your previous vote for our nominees. Only the latest dated proxy card counts!

o If you have already returned a Rainsford proxy card, you may revoke your previous proxy by signing, dating and returning a later dated WHITE proxy card using the envelope provided.

        If you have any questions regarding your proxy, or need assistance in voting your shares, please call:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010

                          CALL TOLL FREE: 800-322-2885